CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424
U.S. Physical Therapy Reports
Third Quarter 2022 Results
Houston, TX, November 2, 2022 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention (“IIP”) services, today reported results for the third quarter and nine months ended September 30, 2022 (“2022 Third Quarter” and “2022 Nine Months", respectively).
QUARTER HIGHLIGHTS
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Operating Results per diluted share, a non-GAAP measure (defined below), was $0.58 for the 2022 Third Quarter.  For the three months ended September 30, 2021 (“2021 Third Quarter”), Operating Results per diluted share was $0.78.

•
Adjusted EBITDA, a non-GAAP measure (defined below), was $17.0 million for the 2022 Third Quarter and $19.6 million for the 2021 Third Quarter. See pages 16 and 17 for a discussion and reconciliation to results according to GAAP.

•
For the 2022 Third Quarter, USPH’s net income attributable to its shareholders, a Generally Accepted Accounting Principles (“GAAP”) measure, was $9.6 million compared to $10.0 million for the 2021 Third Quarter.  GAAP requires the Company to include a charge for the revaluation of its redeemable non-controlling interest, net of taxes, in its computation of earnings per diluted share. Earnings per diluted share on a GAAP basis, was $0.72 for the 2022 Third Quarter as compared to $0.66 for the 2021 Third Quarter.  The 2022 Third Quarter included a change in the fair value of a continent earn-out payment which had the effect of increasing net income by $1.5 million, net of tax.

•	Total revenue of $139.6 million for the 2022 Third Quarter was 10.9% higher than total revenue of $125.9 million for the 2021 Third Quarter.
•	Net patient revenue from physical therapy operations was $116.7 million for the 2022 Third Quarter, an increase of 3.9% from $112.3 million for the 2021 Third Quarter.
•
Average visits per clinic per day in the 2022 Third Quarter was 28.8, the second highest average visits per day for a third quarter in the Company’s history, surpassed only by 29.5 average visits per day in the third quarter of 2021.  The Company lost approximately 3,500 visits due to the effects of Hurricane Ian in the last week of September 2022.

•	Total patient visits were 1,122,070 for the 2022 Third Quarter, an increase of 2.8% from 1,091,329 for the 2021 Third Quarter.
•
The net rate per patient visit was $104.01 in the 2022 Third Quarter, a $1.08 per visit increase from $102.93 in the 2021 Third Quarter and an $0.83 per visit increase from $103.18 for the three months ended June 30, 2022 (“2022 Second Quarter”).

•
Physical therapy total operating costs were $85.14 per visit in the 2022 Third Quarter as compared to $79.02 per visit in the 2021 Third Quarter, an increase of 7.7%.  Physical therapy salaries and related costs were $60.99 per visit in the 2022 Third Quarter as compared to $56.63 per visit in the Third Quarter 2021, an increase of 7.7%.  The cost increases are primarily due to continuing labor rate pressures as well as the inflationary economic environment.

•
Industrial injury prevention (“IIP”) services revenue was an all-time high of $20.2 million for the 2022 Third Quarter, representing a 92.1% increase over the 2021 Third Quarter. Excluding $6.8 million of revenue related to the November 2021 IIP acquisition (“IIP Acquisition”), IIP services revenue increased 27.1% period over period.

•
The Company completed two acquisitions in the 2022 Third Quarter and recently announced an additional acquisition that closed subsequent to the end of the third quarter.  On August 31, 2022, the Company acquired 70% of the equity interest in a six-clinic physical therapy practice with approximately $2.5 million in annual revenue and approximately 26,000 patient visits per year.  On September 30, 2022, the Company acquired 80% of the equity interest in a two-clinic physical therapy practice with approximately $2.5 million in annual revenue and approximately 17,000 patient visits per year.  On October 31, the Company acquired 60% of the equity interest in a fourteen-clinic physical therapy practice with approximately $9.2 million in annual revenue and approximately 84,000 patient visits per year.

•	The Company’s Board of Directors declared a quarterly dividend of $0.41 per share payable on December 16, 2022, to shareholders of record on November 21, 2022.

U.S. Physical Therapy Press Release	Page 2
November 2, 2022

Management’s Comments

Chris Reading, Chief Executive Officer, said, “While our third quarter results were impacted by higher labor and other inflation-driven costs, volumes have remained solid and I am encouraged by some early progress with respect to payer contract negotiations.  On the development front, we are very excited to continue to add exceptional practices to our partner-centric portfolio of companies.  Our industrial injury prevention business has almost doubled from the same period a year ago and our organic growth in that business has been considerable this year as well.”

Carey Hendrickson, Chief Financial Officer, said, “The cost mitigation efforts we began early in the third quarter are ongoing; however, we expect elevated costs to continue to impact our near-term results.  With solid volumes and rates, we expect our full year results to be within our previous guidance ranges for Operating Results and Adjusted EBITDA, but most likely on the low end of our ranges.”

As previously disclosed, the Company’s guidance range for Adjusted EBITDA for the full year of 2022 is a range of $73.5 million to $75.4 million and for Operating Results is a range of $34.4 million to $35.8 million, or $2.65 to $2.75 per share.

Third Quarter 2022 Compared to Third Quarter 2021

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Reported total revenue for the 2022 Third Quarter was $139.6 million, an increase of 10.9% as compared to $125.9 million for the 2021 Third Quarter.  See table below for a detail of reported total revenue (in thousands):

	Three Months Ended

	September 30, 2022	September 30, 2021
Revenue related to Mature Clinics	$106,485	$106,631
Revenue related to 2022 Clinic Additions	3,707	-
Revenue related to 2021 Clinic Additions	6,481	4,869
Revenue from clinics sold or closed in 2022	37	762
Revenue from clinics sold or closed in 2021	-	65
Net patient revenue from physical therapy operations	116,710	112,327
Other revenue	753	759
Revenue from physical therapy operations	117,463	113,086
Revenue from management contracts	1,984	2,313
Revenue from industrial injury prevention services	20,155	10,494
Total revenue	$139,602	$125,893

•
Revenue from physical therapy operations increased $4.4 million, or 3.9%, to $117.5 million for the 2022 Third Quarter from $113.1 million for the 2021 Third Quarter.  The average net patient revenue per visit was $104.01 for the 2022 Third Quarter as compared to $102.93 for the 2021 Third Quarter. Total patient visits increased 2.8% to 1,122,070 for the 2022 Third Quarter from 1,091,329 for the 2021 Third Quarter.

•
Net patient revenue related to clinics opened or acquired prior to 2021 and still in operation on September 30, 2022 (“Mature Clinics”) decreased slightly. Visits for Mature Clinics (same store) for the 2022 Third Quarter decreased by 1.5% as compared to the 2021 Third Quarter while net patient revenue per visit increased by 1.4%.

•
IIP services revenue increased 92.1% to $20.2 million for the 2022 Third Quarter as compared to $10.5 million for the 2021 Third Quarter.  Excluding $6.8 million of revenue related to the IIP Acquisition, IIP services revenue increased 27.1% in the 2022 Third Quarter as compared to the 2021 Third Quarter.

U.S. Physical Therapy Press Release	Page 3
November 2, 2022

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Total operating cost was $112.8 million for the 2022 Third Quarter, or 80.8% of total revenue, as compared to $96.1 million, or 76.3% of total revenue, for the 2021 Third Quarter. Operating cost related to Mature Clinics increased by $4.3 million, or 5.2%, for the 2022 Third Quarter compared to the 2021 Third Quarter.   In addition, operating cost related to the industrial injury prevention services business increased by $7.9 million of which $5.8 million related to the Company’s IIP Acquisition.  See table below for a detail of operating cost (in thousands):

	Three Months Ended
	September 30, 2022	September 30, 2021
Operating cost related to Mature Clinics	$86,177	$81,911
Operating cost related to 2022 Clinic Additions	3,267	-
Operating cost related to 2021 Clinic Additions	5,366	3,748
Operating cost related to clinics sold or closed in 2022	721	504
Operating cost related to clinics sold or closed in 2021	-	69
Operating cost related to physical therapy operations	95,531	86,232
Operating cost related to management contracts	1,537	2,044
Operating cost related to industrial injury prevention services	15,750	7,818
Total operating cost	$112,818	$96,094

•
Total salaries and related costs, including all operations, were 58.6% of total revenue for the 2022 Third Quarter versus 56.0% for the 2021 Third Quarter.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 21.3% for the 2022 Third Quarter versus 19.3% for the 2021 Third Quarter. The provision for credit losses as a percentage of total revenue were 1.0% for 2022 Third Quarter and 1.1% for 2021 Third Quarter. As previously mentioned, the Company is experiencing pressure on labor rates and other costs due to the inflationary economic environment.

•
Gross profit for the 2022 Third Quarter was $26.8 million as compared to $29.8 million for the 2021 Third Quarter. The gross profit percentage was 19.2% of total revenue for the 2022 Third Quarter as compared to 23.7% for the 2021 Third Quarter. The gross profit percentage for the Company’s physical therapy operations was 18.7% for the 2022 Third Quarter as compared to 23.7% for the 2021 Third Quarter. The gross profit percentage on management contracts was 22.5% for the 2022 Third Quarter as compared to 11.6% for the 2021 Third Quarter.  The gross profit percentage for industrial injury prevention services was 21.9% for the 2022 Third Quarter as compared to 25.5% for the 2021 Third Quarter.  The IIP margin in 2022 has been impacted by the lower margin profile of the Company’s IIP Acquisition.  Margins were impacted by the rise in labor rates and expenses due to the inflationary economic environment.  The table below details the gross profit (in thousands):

	Three Months Ended
	September 30, 2022	September 30, 2021

Physical therapy operations	$21,932	$26,854
Management contracts	447	269
Industrial injury prevention services	4,405	2,676
Gross profit	$26,784	$29,799

•
Corporate office costs were $11.9 million for the 2022 Third Quarter compared to $12.9 million for the 2021 Third Quarter. Corporate office costs were 8.5% of total revenue for the 2022 Third Quarter as compared to 10.2% for the 2021 Third Quarter.  The decrease was primarily due to lower estimated bonus expense in the 2022 Third Quarter than the 2021 Third Quarter.

•
Operating income for the 2022 Third Quarter was $14.9 million and $16.9 million for 2021 Third Quarter. Operating income as a percentage of total revenue was 10.7% for the 2022 Third Quarter as compared to 13.4% for the 2021 Third Quarter.

•	During the 2022 Third Quarter, the Company revalued contingent earn-out consideration related to an acquisition resulting in the elimination of a $2.0 million liability previously booked.

U.S. Physical Therapy Press Release	Page 4
November 2, 2022

•
Through a subsidiary, the Company has a 49% joint venture interest in a company which provides physical therapy services for patients at hospitals. Since the Company is deemed to not have a controlling interest in the joint venture, the Company’s investment is accounted for using the equity method of accounting. The investment balance of this joint venture as of September 30, 2022, is $12.0 million. For the 2022 Third Quarter, the Company recognized income of $0.3 million on this 49% joint venture.

•
The gain on revaluation of put-right liability was $785,000 for the 2022 Third Quarter.  As part of the IIP Acquisition, the Company agreed to the potential future purchase of a separate company under the same ownership that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years from November 2021, with such right having a $2.8 million value at September 30, 2022, as reflected on the Company’s consolidated balance sheet in Other assets. The value of this right will continue to be adjusted in future periods, as appropriate.

•
For the 2022 Third Quarter, the interest expense on debt and other, primarily from the Company’s $150 million term loan entered into in June 2022, details of which were previously disclosed in the Company’s 2022 Second Quarter filings, amounted to $2.0 million.  See discussion of Other Comprehensive Income below. Interest expense, primarily from the Company’s revolving line of credit, was $0.3 million for the 2021 Third Quarter.

•
The provision for income tax was $3.2 million for the 2022 Third Quarter and $3.8 million for the 2021 Third Quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 25.2% for the 2022 Third Quarter and 27.6% for the 2021 Third Quarter. The current quarter included an adjustment to the tax provision based on revised estimates on certain non-deductible items (see computation of 2022 Nine Month tax rate in next section).  See table below ($ in thousands):

	Three Months Ended
	September 30, 2022	September 30, 2021
Income before taxes	$16,036	$17,938

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,037)	(2,605)
Non-controlling interest - permanent equity	(1,227)	(1,509)
	$(3,264)	$(4,114)

Income before taxes less net income attributable to non-controlling interest	$12,772	$13,824

Provision for income taxes	$3,215	$3,815

Percentage	25.2%	27.6%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $2.0 million for the 2022 Third Quarter and $2.6 million for the 2021 Third Quarter.  Net income attributable to non-controlling interest (permanent equity) was $1.2 million for the 2022 Third Quarter and $1.5 million for the 2021 Third Quarter.

•
For the 2022 Third Quarter, the Company’s net income attributable to its shareholders was $9.6 million as compared to $10.0 million for the 2021 Third Quarter.  In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of taxes, is not included in net income but charged directly to retained earnings; however, the charge for this change is included in the earnings per basic and diluted share calculation. Inclusive of the charge for revaluation of non-controlling interest, net of taxes, the amount is $9.4 million, or $0.72 per diluted share, for the 2022 Third Quarter, and $8.5 million, or $0.66 per diluted share, for the 2021 Third Quarter.

•
For the 2022 Third Quarter, the Company’s Operating Results, a non-GAAP measure, was $7.5 million, or $0.58 per diluted share as compared to $10.0 million, or $0.78 per diluted share, for the 2021 Third Quarter.  See table on page 17.

•
For the 2022 Third Quarter, the Company’s Adjusted EBITDA, a non-GAAP measure, was $17.0 million as compared to $19.6 million in the 2021 Third Quarter.  See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 16 and 17.

U.S. Physical Therapy Press Release	Page 5
November 2, 2022

2022 Nine Months Compared to 2021 Nine Months

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Reported total revenue for the 2022 Nine Months was $412.0 million, an increase of 12.8% as compared to $365.2 million for the 2021 Nine Months.  See table below for a detail of reported total revenue (in thousands): Reported total revenue for the 2022 Nine Months was $412.0 million, an increase of 12.8% as compared to $365.2 million for the 2021 Nine Months.  See table below for a detail of reported total revenue (in thousands):

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Revenue related to Mature Clinics	$317,514	$314,969
Revenue related to 2022 Clinic Additions	7,019	-
Revenue related to 2021 Clinic Additions	18,827	7,334
Revenue from clinics sold or closed in 2022	1,084	2,058
Revenue from clinics sold or closed in 2021	-	458
Net patient revenue from physical therapy operations	344,444	324,819
Other revenue	2,523	2,222
Revenue from physical therapy operations	346,967	327,041
Revenue - Management contracts	6,335	7,611
Revenue - Industrial injury prevention services	58,660	30,537
Total revenue	$411,962	$365,189

•
Revenue from physical therapy operations increased $19.9 million, or 6.1%, to $347.0 million for the 2022 Nine Months from $327.0 million for the 2021 Nine Months. The average net patient revenue per visit was $103.40 for the 2022 Nine Months as compared to $104.00 for the 2021 Nine Months. Total patient visits increased 6.7% to 3,331,143 for the 2022 Nine Months from 3,123,187 for the 2021 Nine Months.

•
Net patient revenue related to Mature Clinics increased $2.5 million, or 0.8%, to $317.5 million for the 2022 Nine Months compared to $315.0 million for the 2021 Nine Months. Visits for Mature Clinics (same store) for the 2022 Nine Months increased 1.5% as compared to the 2021 Nine Months. The increase in visits was partially offset by a 0.7% reduction in the net patient revenue per visit.

•
IIP services revenue increased 92.1% to $58.7 million for the 2022 Nine Months as compared to $30.5 million for the 2021 Nine Months.  Excluding $20.5 million of revenue related to the IIP Acquisition, IIP services revenue increased 25.0% in the 2022 Nine Months as compared to the 2021 Nine Months.

U.S. Physical Therapy Press Release	Page 6
November 2, 2022

•	Total operating cost was $327.8 million for the 2022 Nine Months, or 79.6% of total revenue, as compared to $275.2 million, or 75.4% of total revenue, for the 2021 Nine Months. Operating cost related to Mature Clinics increased by $15.9 million for the 2022 Nine Months compared to the 2021 Nine Months. In addition, operating cost related to the industrial injury prevention services business increased by $23.4 million of which $17.0 million related to the IIP Acquisition. See table below for a detail of operating cost (in thousands):

	For the Nine Months Ended
	September 30, 2022	September 30, 2021
Operating cost related to Mature Clinics	$253,899	$237,982
Operating cost related to 2022 Clinic Additions	6,271	-
Operating cost related to 2021 Clinic Additions	15,393	5,877
Operating cost related to clinics sold or closed in 2022	1,233	1,733
Operating cost related to clinics sold or closed in 2021	2	510
Operating cost - Physical therapy operations	276,798	246,102
Operating cost - Management contracts	4,991	6,492
Operating cost - Industrial injury prevention services	45,980	22,596
Total operating cost	$327,769	$275,190

•
Total salaries and related costs, including all operations, were 57.5% of total revenue for the 2022 Nine Months versus 55.6% for the 2021 Nine Months.  Rent, supplies, contract labor and other costs as a percentage of total revenue were 21.0% for the 2022 Nine Months versus 18.6% for the 2021 Nine Months. The provision for credit losses as a percentage of total revenue was 1.0% for 2022 Nine Months and 1.1% for 2021 Nine Months. As previously mentioned, the Company is experiencing pressure on labor rates and other costs due to the inflationary economic environment.

•
Gross profit for the 2022 Nine Months was $84.2 million, a decrease of $5.8 million, or 6.5%, as compared to $90.0 million for the 2021 Nine Months. The gross profit percentage was 20.4% of total revenue for the 2022 Nine Months as compared to 24.6% for the 2021 Nine Months. The gross profit percentage for the Company’s physical therapy operations was 20.2% for the 2022 Nine Months as compared to 24.7% for the 2021 Nine Months. The gross profit percentage on management contracts was 21.2% for the 2022 Nine Months as compared to 14.7% for the 2021 Nine Months.  The gross profit percentage for industrial injury prevention services was 21.6% for the 2022 Nine Months as compared to 26.0% for the 2021 Nine Months. The IIP margin in 2022 has been impacted by the lower margin profile of the Company’s IIP acquisition. The table below details the gross profit (in thousands):

	For the Nine Months Ended
	September 30, 2022	September 30, 2021

Physical therapy operations	$70,169	$80,939
Management contracts	1,344	1,119
Industrial injury prevention services	12,680	7,941
Gross profit	$84,193	$89,999

•
Corporate office costs were $34.2 million for the 2022 Nine Months compared to $35.8 million for the 2021 Nine Months. Corporate office costs were 8.3% of total revenue for the 2022 Nine Months as compared to 9.8% for the 2021 Nine Months. The decrease was primarily due to lower estimated bonus expense in the 2022 Nine Months than the 2021 Nine Months.

•
Operating income for the 2022 Nine Months was $50.0 million and $54.2 million for 2021 Nine Months. Operating income as a percentage of total revenue was 12.1% for the 2022 Nine Months as compared to 14.8% for the 2021 Nine Months.

U.S. Physical Therapy Press Release	Page 7
November 2, 2022

•	The Company revalued contingent earn-out consideration related to an acquisition resulting in the elimination of a $2.0 million liability previously booked.

•
Through a subsidiary, the Company has a 49% joint venture interest in a company which provides physical therapy services for patients at hospitals. Since the Company is deemed to not have a controlling interest in the joint venture, the Company’s investment is accounted for using the equity method of accounting. The investment balance of this joint venture as of September 30, 2022, is $12.0 million. For the 2022 Nine Months, the Company recognized income of $1.0 million on this 49% joint venture.

•	Other and interest income includes $0.6 million in gain from the sales of various clinics during the 2022 Nine Months.

•
For the 2022 Nine Months, the Company recorded a gain on the revaluation of the put-right liability of $771,000.  As part of the IIP Acquisition, the Company  agreed to the potential future purchase of a separate company under the same ownership that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. The owners have the right to put this transaction to the Company in approximately five years, with such right having a $2.8 million value at September 30, 2022, as reflected on the Company’s consolidated balance sheet in Other long-term liabilities. The value of this right will continue to be adjusted in future periods, as appropriate.

•
For the 2022 Nine Months, the interest expense on debt and other, primarily from the $150 million term loan entered into in June 2022, details of which were previously disclosed in the Company’s 2022 Second Quarter filings, amounted to $3.5 million. See discussion of Other Comprehensive Income below.  Interest expense, primarily from the Company’s revolving line of credit, was $0.8 million for the 2021 Nine Months.

•
The provision for income tax was $11.0 million for the 2022 Nine Months and $11.3 million for the 2021 Nine Months. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest (effective tax rate) was 27.0% for both the 2022 Nine Months and the 2021 Nine Months. See table below ($ in thousands):

	For the Nine Months Ended
	September 30, 2022	September 30, 2021

Income before taxes	$51,011	$54,807

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(7,220)	(8,669)
Non-controlling interest - permanent equity	(3,288)	(4,194)
	$(10,508)	$(12,863)

Income before taxes less net income attributable to non-controlling interest	$40,503	$41,944

Provision for income taxes	$10,952	$11,326

Percentage	27.0%	27.0%

•
Net income attributable to redeemable non-controlling interest (temporary equity) was $7.2 million for the 2022 Nine Months and $8.7 million for the 2021 Nine Months.  Net income attributable to non-controlling interest (permanent equity) was $3.3 million for the 2022 Nine Months and $4.2 million for the 2021 Nine Months.

•
For the 2022 Nine Months, the Company’s net income attributable to its shareholders was $29.6 million for the 2022 Nine Months and $30.6 million for 2021 Nine Months.  Inclusive of the charge for revaluation of non-controlling interest, net of taxes, the amount is $29.4 million, or $2.27 per diluted share, for the 2022 Nine Months, and $21.8 million, or $1.69 per diluted share, for the 2021 Nine Months. See table on page 17.

•
For the 2022 Nine Months, the Company’s Operating Results, a non-GAAP measure, was $27.5 million, or $2.12 per diluted share as compared to $30.6 million, or $2.37 per diluted share, for the 2021 Nine Months.  See table on page 17.

•
For the 2022 Nine Months, the Company’s Adjusted EBITDA, a non-GAAP measure, was $55.8 million, as compared to $56.4 million in the 2021 Nine Months. See definition, explanation and calculation of Adjusted EBITDA, a non-GAAP measure, in the schedule on pages 16 and 17.

U.S. Physical Therapy Press Release	Page 8
November 2, 2022

Other Comprehensive Income
The Company entered into an interest rate swap agreement in May 2022, which has a $150 million notional value, a maturity date of June 30, 2027, and was effective on June 30, 2022. Beginning in July 2022, the Company pays a fixed one-month SOFR rate of interest of 2.815%. The total interest rate in any period also includes an applicable margin based on the Company’s consolidated leverage ratio. Currently, the Company’s interest rate including the applicable margin is 4.665%.  Unrealized gains and losses related to the fair value of the interest rate swap are recorded to accumulated other comprehensive income (loss), net of tax. The fair value of the interest rate swap at September 30, 2022, was $5.9 million, which has been included within other assets in the accompanying Consolidated Balance Sheet. The impact of the interest rate swap on the accompanying Consolidated Statements of Comprehensive Income was an unrealized gain of $4.8 million, net of tax, for the 2022 Third Quarter, and an unrealized gain of $4.4 million, net of tax, for the 2022 Nine Months.

Quarterly Dividend
The Board of Directors has declared a quarterly dividend of $0.41 per share payable on December 16, 2022 to shareholders of record on November 21, 2022.

Third Quarter 2022 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on November 3, 2022, to discuss results for the Company's 2022 Third Quarter and Nine months ended September 30, 2022. Interested parties may participate in the call by dialing (866) 952-8559 Primary or (785) 424-1743 Alternate and entering reservation number USPHQ322 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via webcast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until February 3, 2023, at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 9
November 2, 2022

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:
• the multiple effects of the impact of public health crises and epidemics/pandemics, such as the novel strain of COVID-19 and its variants, for which the total financial magnitude cannot be currently estimated;
• changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
• revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
• changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
• compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
• competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
• the impact of COVID-19 related vaccination and/or testing mandates at the federal, state and/or local level, which could have an adverse impact on staffing, revenue, costs and the results of operations;
• changes as the result of government enacted national healthcare reform;
• business and regulatory conditions including federal and state regulations;
• governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
• revenue and earnings expectations;
•    some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results;
•    one of our acquisition agreements includes a Put Right for a potential purchase of a company and we may or may not have the capital necessary to satisfy this obligation;
• legal actions, which could subject us to increased operating costs and uninsured liabilities;
• general economic conditions, including but not limited to inflationary and recessionary periods;
• availability and cost of qualified physical therapists;
• personnel productivity and hiring, training and retaining qualified personnel;
• competitive environment in the industrial injury prevention services business, which could result in the termination or nonrenewal of contractual service arrangements and other adverse financial consequences for that service line;
• acquisitions, and the successful integration of the operations of the acquired businesses;
• impact on the business and cash reserves resulting from retirement or resignation of key partners and resulting purchase of their non-controlling interest (minority interests);
• maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
• a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;
• maintaining clients for which we perform management and other services, as a breach or termination of those contractual arrangements by such clients could cause operating results to be less than expected;
• maintaining adequate internal controls;
• maintaining necessary insurance coverage;
• availability, terms, and use of capital; and
• weather and other seasonal factors.

U.S. Physical Therapy Press Release	Page 10
November 2, 2022

In addition to the above, see Risk Factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and the additional risk factors below:
Our debt and financial obligations could adversely affect our financial condition, our ability to obtain future financing, and our ability to operate our business.

We have outstanding debt obligations that could adversely affect our financial condition and limit our ability to successfully implement our business strategy. Furthermore, from time to time, we may need additional financing to support our business and pursue our business strategy, including strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure that additional financing will be available to us on favorable terms when required, or at all.
 Our loan agreements contain certain restrictions and requirements that among other things:
•	require us to maintain a quarterly fixed charge coverage ratio and minimum working capital ratio;
•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions, to fund growth or for general corporate purposes;
•	limit our future ability to refinance our indebtedness on terms acceptable to us or at all;
•	limit our flexibility in planning for or reacting to changes in our business and market conditions or in funding our strategic growth plan; and
•	impose on us financial and operational restrictions.

Our ability to meet our debt service obligations will depend on our future performance, which will be affected by the other risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 1, 2022. If we do not generate enough cash flow to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell our assets, borrow more money or raise equity. There is no guarantee that we will be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all.

If we fail to satisfy our debt service obligations or the other restrictions and requirements in our loan agreements, we could be in default. Unless cured or waived, a default would permit lenders to accelerate the maturity of the debt under the credit agreement and to foreclose upon the collateral securing the debt.

Our outstanding loans bear interest at variable rates. In response to the variable rates, we entered into an interest rate swap agreement.  We are exposed to certain market risks during the ordinary course of business due to adverse changes in interest rates. The exposure to interest rate risk primarily results from our variable-rate borrowing. Fluctuations in interest rates can be volatile and the Company’s risk management activities do not eliminate these risks.  In May 2022, we entered into an interest rate swap agreement to manage these risks.  While intended to reduce the effects of fluctuations in these prices and rates, these transactions may limit our potential gains or expose us to losses. If our counterparties to such transactions or the sponsors fail to honor their obligations due to financial distress, we would be exposed to potential losses or the inability to recover anticipated gains from these transactions.

Some of our acquisition agreements contain contingent consideration, the value of which may impact future financial results.

Some of our acquisition agreements include contingent earn-out consideration, the fair value of which is estimated as of the acquisition date based on the present value of the expected contingent payments as determined using weighted probabilities of possible future payments. These fair value estimates contain unobservable inputs and estimates that could materially differ from the actual future results. The fair value of the contingent earn out consideration could increase or decrease, as applicable. Changes in the fair value of contingent earn-outs will be reflected in our results of operations in the period in which they are recognized, the amount of which may be material and cause volatility in our financial results.

Our business depends upon hiring, training and retaining qualified employees.

Our workforce costs represent our largest operating expense, and our ability to meet our labor needs while controlling labor costs is subject to numerous external factors, including market pressures with respect to prevailing wage rates and unemployment levels. We compete with rehabilitation companies and other businesses for many of our clinical and non-clinical employees, and turnover in these positions can lead to increased training and retention costs, particularly in a competitive labor market. We cannot be assured that we can continue to hire, train and retain qualified employees at current wage rates since we operate in a competitive labor market, and there are currently significant inflationary and other pressures on wages.  If we are unable to hire, properly train and retain qualified employees, we could experience higher employment costs and reduced revenues, which could adversely affect our earnings.

U.S. Physical Therapy Press Release	Page 11
November 2, 2022

One of our acquisition agreements contains a Put Right related to a potential future purchase of a majority interest in a separate company.

One of our acquisition agreements includes a Put Right for the potential future purchase of a majority interest in a separate company at a purchase price which is derived based on a specified multiple of the separate company’s historical earnings. The exercise of the Put Right is outside of our control.  In the event the Put Right is triggered, we are required to purchase the aforementioned equity interest at the calculated purchase price described above. The resulting purchase price may be greater than the fair value of such equity interests at the time, and we may or may not have the capital necessary to satisfy such contractual purchase obligation, in which case we could be in breach.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see the other sections of this report and our other periodic reports filed with the Securities and Exchange Commission (the “SEC”) for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement may no longer be accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. currently operates 629 outpatient physical therapy clinics in 40 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 40 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention services business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 12
November 2, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net patient revenue	$116,710	$112,327	$344,444	$324,819
Other revenue	22,892	13,566	67,518	40,370
Net revenue	139,602	125,893	411,962	365,189
Operating cost:
Salaries and related costs	81,786	70,492	236,874	203,173
Rent, supplies, contract labor and other	29,696	24,244	86,703	68,095
Provision for credit losses	1,336	1,358	4,192	3,922
Total operating cost	112,818	96,094	327,769	275,190

Gross profit	26,784	29,799	84,193	89,999

Corporate office costs	11,889	12,867	34,186	35,815
Operating income	14,895	16,932	50,007	54,184

Other income and expense
Resolution of a payor matter	-	1,216	-	1,216
Change in fair value of contingent earn-out consideration	2,000	-	2,000	-
Equity in earnings of unconsolidated affiliate	304	-	983	-
Other and interest income	65	58	790	158
Change in revaluation of put-right liability	785	-	771	-
Interest expense - debt and other, net	(2,013)	(268)	(3,540)	(751)
Total other income and expense	1,141	1,006	1,004	623
Income before taxes	16,036	17,938	51,011	54,807

Provision for income taxes	3,215	3,815	10,952	11,326

Net income	12,821	14,123	40,059	43,481

Less: net income attributable to non-controlling interest:
Redeemable non-controlling interest - temporary equity	(2,037)	(2,605)	(7,220)	(8,669)
Non-controlling interest - permanent equity	(1,227)	(1,509)	(3,288)	(4,194)
	(3,264)	(4,114)	(10,508)	(12,863)

Net income attributable to USPH shareholders	$9,557	$10,009	$29,551	$30,618

Basic and diluted earnings per share attributable to USPH shareholders	$0.72	$0.66	$2.27	$1.69

Shares used in computation - basic and diluted	13,001	12,909	12,979	12,894

Dividends declared per common share	$0.41	$0.38	$1.23	$1.08

U.S. Physical Therapy Press Release	Page 13
November 2, 2022
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		For the Nine Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021

Net income	$12,821	$14,123	$40,059	$43,481
Other comprehensive loss
Unrealized gain on cash flow hedge	6,473	-	5,942	-
Tax effect at statutory rate (federal and state) of 25.55%	(1,654)	-	(1,518)	-
Comprehensive income	$17,640	$14,123	$44,483	$43,481

Comprehensive income attributable to non-controlling interest	(3,264)	(4,114)	(10,508)	(12,863)
Comprehensive income attributable to USPH shareholders	$14,376	$10,009	$33,975	$30,618

U.S. Physical Therapy Press Release	Page 14
November 2, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$37,914	$28,567
Patient accounts receivable, less allowance for credit losses of $2,964 and $2,768, respectively	49,747	46,272
Accounts receivable - other	19,146	16,144
Other current assets	6,085	4,183
Total current assets	112,892	95,166
Fixed assets:
Furniture and equipment	62,006	58,743
Leasehold improvements	41,961	39,194
Fixed assets, gross	103,967	97,937
Less accumulated depreciation and amortization	78,960	74,958
Fixed assets, net	25,007	22,979
Operating lease right-of-use assets	100,967	96,427
Investment in unconsolidated affiliate	11,978	12,215
Goodwill	449,548	434,679
Other identifiable intangible assets, net	93,697	86,382
Other assets	5,619	1,578
Total assets	$799,708	$749,426

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTEREST
Current liabilities:
Accounts payable - trade	$4,471	$3,268
Accounts payable - due to seller of acquired business	3,203	3,203
Accrued expenses	33,784	45,705
Current portion of operating lease liabilities	32,540	30,475
Current portion of term loan and notes payable	7,490	830
Total current liabilities	81,488	83,481
Notes payable, net of current portion	2,912	3,587
Revolving line of credit	-	114,000
Term Loan, net of current portion and deferred financing costs	143,778	-
Deferred taxes	23,838	14,385
Operating lease liabilities, net of current portion	76,907	74,185
Other long-term liabilities	4,026	7,345
Total liabilities	332,949	296,983

Redeemable non-controlling interest - temporary equity	148,155	155,262

Commitments and Contingencies

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
15,216,326 and 15,126,160 shares issued, respectively	152	151
Additional paid-in capital	108,515	102,688
Accumulated other comprehensive gain	4,424	-
Retained earnings	235,683	224,395
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	317,146	295,606
Non-controlling interest - permanent equity	1,458	1,575
Total USPH shareholders' equity and non-controlling interest - permanent equity	318,604	297,181
Total liabilities, redeemable non-controlling interest,
USPH shareholders' equity and non-controlling interest - permanent equity	$799,708	$749,426

U.S. Physical Therapy Press Release	Page 15
November 2, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Nine Months Ended
	September 30, 2022	September 30, 2021
OPERATING ACTIVITIES
Net income including non-controlling interest and earnings from unconsolidated affiliates, net	$40,059	$43,481
Adjustments to reconcile net income including non-controlling interest to net cash provided by operating activities:
Depreciation and amortization	10,950	8,519
Provision for credit losses	4,192	3,922
Equity-based awards compensation expense	5,462	6,280
Deferred income taxes	6,077	1,292
Change in revaluation of put-right liability	(771)	-
Change in fair value of contingent earn-out consideration	(2,000)	-
(Gain) loss on sale of clinics and fixed assets	(643)	113
Earnings in unconsolidated affiliate	(983)	-
Unrealized gain on cash flow hedge	(5,942)	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(7,585)	(7,513)
(Increase) decrease in accounts receivable - other	(4,551)	(738)
(Decrease) increase in other assets	1,669	(195)
(Decrease) Increase in accounts payable and accrued expenses	(4,568)	4,529
(Decrease) increase in other long-term liabilities	(128)	811
Net cash provided by operating activities	41,238	60,501

INVESTING ACTIVITIES
Purchase of fixed assets	(7,290)	(5,996)
Purchase of majority interest in businesses, net of cash acquired	(18,573)	(22,589)
Purchase of redeemable non-controlling interest, temporary equity	(14,096)	(14,916)
Purchase of non-controlling interest, permanent equity	(280)	(1,093)
Proceeds on sales of partnership interest, clinics and fixed assets	740	136
Distributions from unconsolidated affiliate	1,220	-
Sale of non-controlling interest - permanent	-	131
Proceeds on sales of redeemable non-controlling interest-temporary	401	69
Net cash used in investing activities	(37,878)	(44,258)

FINANCING ACTIVITIES
Distributions to non-controlling interest, permanent and temporary equity	(11,760)	(14,330)
Cash dividends paid to shareholders	(15,990)	(13,934)
Proceeds from revolving line of credit	61,000	193,000
Proceeds from term loan	150,000	-
Payments on revolving line of credit	(175,000)	(176,000)
Principal payments on notes payable	(496)	(4,662)
(Payment) receipt of Medicare Accelerated and Advance Funds	-	(14,054)
Payment of deferred financing costs	(1,779)	-
Other	12	7
Net cash used in financing activities	5,987	(29,973)

Net decrease in cash and cash equivalents	9,347	(13,730)
Cash and cash equivalents - beginning of period	28,567	32,918
Cash and cash equivalents - end of period	$37,914	$19,188

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$7,529	$10,777
Interest paid	$2,159	$1,195
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$824	$1,800
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$1,074	$1,302
Notes payable related to purchase of non-controlling interest, permanent equity	$576	$-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$1,580	$914

U.S. Physical Therapy Press Release	Page 16
November 2, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statements of income less the change in the revaluation of the put-right liability and the change in the fair value of a contingent earn-out payment.  In accordance with GAAP, the revaluation of redeemable non-controlling interest, net of tax, is included in the earnings per basic and diluted share calculation, although it is not included in net income but charged directly to retained earnings.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, gain on revaluation of put-right liability, equity-based awards compensation expense, change in the fair value of a contingent earn-out payment and related portion for non-controlling interests.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Management uses Operating Results and Adjusted EBITDA, which eliminates certain items described above that can be subject to volatility and unusual costs, as one the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results and Adjusted EBITDA is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have redeemable instruments and therefore have different equity structures.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

U.S. Physical Therapy Press Release	Page 17
November 2, 2022

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
OPERATING RESULTS AND ADJUSTED EBITDA
2022 PERIODS COMPARED TO 2021 PERIODS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 *	2022	2021 *
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$9,557	$10,009	$29,551	$30,618
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	(196)	(2,070)	(193)	(11,889)
Tax effect at statutory rate (federal and state) of 25.55%	50	529	49	3,038
	$9,411	$8,468	$29,407	$21,767

Earnings per share (basic and diluted)	$0.72	$0.66	$2.27	$1.69

Adjustments:
Change in value of contingency payment	(2,000)	-	(2,000)	-
Change in revaluation of put-right liability	(785)	-	(771)	-
Revaluation of redeemable non-controlling interest	196	2,070	193	11,889
Tax effect at statutory rate (federal and state)	661	(529)	659	(3,037)
Operating Results (a non-GAAP measure)	$7,483	$10,009	$27,488	$30,619

Basic and diluted Operating Results per share (a non-GAAP measure)	$0.58	$0.78	$2.12	$2.37

Shares used in computation - basic and diluted	13,001	12,909	12,979	12,894

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021 *	2022	2021 *

Net income attributable to USPH shareholders	$9,557	$10,009	$29,551	$30,618

Adjustments:
Depreciation and amortization	3,652	3,036	10,950	8,520
Change in value of contingency payment	(2,000)	-	(2,000)	-
Other and interest income	(65)	(58)	(790)	(158)
Change in revaluation of put-right liability	(785)	-	(771)	-
Interest expense - debt and other, net	2,013	268	3,540	751
Provision for income taxes	3,215	3,815	10,952	11,326
Equity-based awards compensation expense	1,802	2,875	5,462	6,280
Allocation to non-controlling interests	(402)	(317)	(1,099)	(919)
Adjusted EBITDA (a non-GAAP measure)	$16,987	$19,628	$55,795	$56,418

* Revised to conform to current year presentation.

U.S. Physical Therapy Press Release	Page 18
November 2, 2022

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF PHYSICAL THERAPY OPERATIONS
CLINIC COUNT

Date	Number of Clinics

March 31, 2021	564
June 30, 2021	575
September 30, 2021	579
December 31, 2021	591

March 31, 2022	601
June 30, 2022	608
September 30, 2022	614